Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Amendment No. 2 to Registration Statement on Form S-1 of Whiting Petroleum Corporation (Reg. No. 333-118261) and the related prospectus that is a part thereof. We hereby further consent to the use in such Amendment No. 2 to Registration Statement and prospectus of (1) information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of January 1, 2004 and (2) information contained in our report setting forth the estimates of revenues from oil and gas reserves as of July 1, 2004 for certain properties located in the Permian Basin acquired by Whiting Petroleum Corporation from CQ Acquisition Partners I, L.P., SPA-CQAP II, Enerquest Oil & Gas, Ltd. and Baytech, L.L.P.

Sincerely,

/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.

October 27, 2004